Exhibit 99.1

GOLUB CAPITAL BDC, INC. ANNOUNCES $449.6 MILLION IN NEW MIDDLE-MARKET ORIGINATIONS FOR ITS FISCAL YEAR 2022 THIRD QUARTER

NEW YORK, NY, July 12, 2022 - Golub Capital BDC, Inc. (“GBDC”) (Nasdaq: GBDC, www.golubcapitalbdc.com), a business development company, today announced that it originated $449.6 million in new middle-market investment commitments during the three months ended June 30, 2022. Approximately 93% of the new middle-market investment commitments were one stop loans, 2% were senior secured loans and 5% were equity and other securities. Of the new middle-market investment commitments, $350.0 million funded at close.

Total investments at fair value are estimated to have increased by approximately 3.5%, or $187.5 million, during the three months ended June 30, 2022 after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gains (losses).

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“GBDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GBDC invests primarily in one stop and other senior secured loans to middle market companies that are often sponsored by private equity investors. GBDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital LLC group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital is a market-leading, award-winning direct lender and experienced credit asset manager. The firm specializes in delivering reliable, creative and compelling financing solutions to companies backed by private equity sponsors. Golub Capital’s sponsor finance expertise also forms the foundation of its Late Stage Lending, Broadly Syndicated Loan and Credit Opportunities investment programs. Golub Capital nurtures long-term, win-win partnerships that inspire repeat business from private equity sponsors and investors.

As of April 1, 2022, Golub Capital had over 620 employees and over $50 billion of capital under management, a gross measure of invested capital including leverage. The firm has lending offices in Chicago, New York, San Francisco and London. For more information, please visit golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Christopher Ericson
312-212-4036
cericson@golubcapital.com